Exhibit 99

HILLSHIRE BRANDS REPORTS SOLID START TO FISCAL 2014

CHICAGO, IL (October 31, 2013) - The Hillshire Brands Company (NYSE: HSH) today reported results for its first quarter of fiscal year 2014.

•	Net sales increased 1% to $984 million over the prior year’s first quarter

•
Adjusted[1] operating income of $76 million, down 24.4% versus the prior year’s 76.5% increase, reflecting significant input cost inflation in the quarter and unusually low SG&A in the prior year. Reported operating income was down 35.2%

•	Adjusted diluted EPS of $0.35 down 28.6% versus the prior year’s 88.5% increase; reported diluted EPS of $0.23 down 42.5%

CEO Perspective
“I’m pleased to report a solid start to the year,” said Sean Connolly, president and chief executive officer of The Hillshire Brands Company. “Although input cost inflation has been significantly higher than anticipated, we continue to make good progress with our brand-building efforts. In particular, I’m encouraged by the overall strong consumption trends we’ve seen.”

“As we’ve moved into the second quarter, we’ve begun to take additional pricing actions. While this will pressure volumes as consumers adapt to higher price points, we still expect sales trends to improve in the second half behind a robust innovation slate. We also still expect gross margins to improve in the second half, fueled by both our pricing actions and our cost efficiency programs. Accordingly, our full year guidance remains unchanged at this time.”

Discussion of Continuing Operations Results
Net sales of $984 million were up 1% versus the prior year’s first quarter, as positive pricing and mix in the Foodservice/Other segment more than offset a modest decline in Retail sales. Adjusted operating income of $76 million was down by 24.4% over the prior year, mainly driven by significantly higher input costs as well as low SG&A, excluding MAP, in the prior year. Reported operating income was $55 million, down 35.2% from the prior year’s first quarter.

Retail
Retail net sales showed a slight decline of 0.7% in the first quarter versus a strong prior year comparable. Favorable mix was more than offset by lower volumes and lower pricing, reflecting higher above-the-line marketing investment.

Operating segment income declined by 27.8% versus a 45.5% increase in last year’s comparable quarter, primarily driven by higher input costs. MAP spend was lower than in the prior year’s first quarter, which reflects a modest marketing mix shift to more trade spend and slotting. SG&A costs, excluding MAP, increased versus an unusually low prior year comparable number.

1	The term “adjusted operating income” and other financial measures identified as “adjusted” are explained and reconciled to comparable GAAP measures at the end of this release.

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Jimmy Dean grew volume and sales behind double-digit growth in breakfast sandwiches and grew share in the fast-expanding frozen protein breakfast category. Ball Park increased sales in the low single-digits with solid performance in hot dogs during the key grilling season and continued strong growth in flame-grilled patties. Aidells continued to be a strong performer for the company, driven in part by the new meatball innovations outperforming expectations.

Consistent with our expectations, effective promotional programs on Hillshire Farm lunchmeat re-engaged consumers, resulting in strong volume growth trends exiting the quarter.

Foodservice/Other
Net sales increased 5.7% from the prior year's first quarter versus a relatively easy comparable. The increase was driven by pass-through pricing to cover higher input cost inflation, as well as favorable mix and higher volumes. Excluding commodity meat sales, net sales increased 5.2%.

While the Foodservice/Other segment performed well in the quarter, the macroeconomic environment is expected to remain challenging, and the outlook for the segment remains modest.

Operating segment income was relatively flat to prior year as increased pricing fully offset higher input costs.

Corporate
Excluding significant items, corporate expenses for the quarter totaled $9 million. This includes $2 million of favorable mark-to-market gains.

Capital Allocation
During the first quarter, the company repurchased 300,000 common shares for approximately $10 million.

Consistent with its strategy to acquire on-trend brands, the company completed the previously-announced acquisition of the Golden Island jerky brand during the quarter.

Outlook
The company’s fiscal 2014 guidance remains unchanged at this time. For the full year, sales are expected to increase slightly as back-half innovation helps offset expected softness associated with consumers adapting to higher price points. Adjusted diluted EPS is expected to be flat to down mid-single digits as inflationary input costs are partially offset by pricing and cost savings programs. The company expects an effective tax rate of 35%, net interest expense of $40 million, and corporate expenses of approximately $60 million, excluding significant items.

The company continues to forecast material input cost inflation through the remainder of the first half of fiscal 2014. The company now expects this trend to continue throughout the second half of the year. Despite this expectation, the company still anticipates margins will improve in the second half behind pricing actions and continued progress on cost initiatives.

Webcast
The Hillshire Brands Company's review of its first quarter fiscal year 2014 results will be broadcast live via the Internet today at 9:30 a.m. CST. The live webcast, together with the slides reviewed during the webcast, can be accessed in the Investor Relations section on www.hillshirebrands.com. For people who are unable to listen to the webcast live, a recording will be available on the website at 2:00 p.m. CST on the day of the webcast until May 1, 2014.

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About The Hillshire Brands Company
The Hillshire Brands Company (NYSE: HSH) is a leader in meat-centric food solutions for the retail and foodservice markets.  The company generates approximately $4 billion in annual sales and has approximately 9,000 employees.  Hillshire Brands' portfolio includes iconic brands such as Jimmy Dean, Ball Park, Hillshire Farm, State Fair, Sara Lee frozen bakery and Chef Pierre pies, as well as artisanal brands Aidells, Gallo Salame and Golden Island jerky.  For more information on the company, please visit www.hillshirebrands.com.
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Forward-Looking Statements
This release contains forward-looking statements regarding Hillshire Brands' business prospects and future financial results and metrics, including statements contained under the heading “CEO Perspective,”and “Outlook.” Forward-looking statements are typically preceded by terms such as “will,” “anticipates,” “intends,” “expects,” “likely” or “believes” and other similar terms. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events and are inherently uncertain.
Investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements, and the company wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Hillshire Brands' actual results to differ from such forward-looking statements are those described under Item 1A, Risk Factors, in Hillshire Brands' most recent Annual Report on Form 10-K, as well as factors relating to:

•
The consumer marketplace, such as (i) intense competition, including advertising, promotional and price competition; (ii) changes in consumer behavior due to economic conditions, such as a shift in consumer demand toward private label; (iii) fluctuations in raw material costs, Hillshire Brands' ability to increase or maintain product prices in response to cost fluctuations and the impact on profitability; (iv) the impact of various food safety issues and regulations on sales and profitability of Hillshire Brands' products; and (v) inherent risks in the marketplace associated with product innovations, including uncertainties related to execution and trade and consumer acceptance;

•
Hillshire Brands' relationship with its customers, such as (i) a significant change in Hillshire Brands' business with any of its major customers, such as Wal-Mart, its largest customer; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•	Hillshire Brands' spin-off of its international coffee and tea business in June 2012, including potential tax liabilities and other indemnification obligations; and

•
Other factors, such as (i) Hillshire Brands' ability to generate margin improvement through cost reduction and productivity improvement initiatives; (ii) Hillshire Brands' credit ratings, the impact of Hillshire Brands' capital plans on such credit ratings and the impact these ratings and changes in these ratings may have on Hillshire Brands' cost to borrow funds and access to capital/debt markets; and (iii) the settlement of a number of ongoing reviews of Hillshire Brands' income tax filing positions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Hillshire Brands transacts or has transacted business.

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Income Statement Summary: Reported to Adjusted
For the Three Months ended September 28, 2013 and September 29, 2012 (in millions, except per share data—unaudited)

	Three Months ended
	September 28, 2013			September 29, 2012
	Reported	Significant Items	Adjusted(1)	Reported	Significant Items	Adjusted(1)
Continuing Operations:
Retail	$714		$714	$719		$719
Foodservice/Other	270		270	255		255
Net sales	984		984	974		974
% change from prior year	1.0%		1.0%

Cost of Sales	719	3	716	680	3	677
Gross Profit	265	(3)	268	294	(3)	297
Gross Margin	27.0%		27.3%	30.2%		30.5%
SG&A
MAP	40	—	40	46	—	46
SG&A (excluding MAP)	167	15	152	167	17	150

Net charges (gain) for exit activities, asset and business dispositions	3	3	—	(3)	(3)	—

Total operating income	55	(21)	76	84	(17)	101
% change from prior year	(35.2)%		(24.4)%
Operating Margin	5.6%		7.8%	8.7%		10.4%

Net interest expense	11	—	11	9	—	9
Income tax expense (benefit)	15	(7)	22	26	(6)	32
Net income	$29	$(14)	$43	$49	$(11)	$60
% change from prior year	(40.3)%		(27.0)%
Net Margin	3.0%		4.4%	5.0%		6.1%
Reconciliation from operating segment income to operating income:
Retail	$60		$60	$84		$84
Foodservice/Other	25		25	25		25
Operating segment income	85		85	109		109

General corporate expenses	(25)	(15)	(10)	(31)	(19)	(12)
Mark-to-market derivative gains/(losses)	2	—	2	5	—	5
Amortization of trademarks/intangibles	(1)	—	(1)	(1)	—	(1)
Significant items - business segments	(6)	(6)	—	2	2	—
Total operating income	$55	$(21)	$76	$84	$(17)	$101
Average Shares Outstanding
Basic	123		123	122		122
Diluted	125		125	123		123
Earnings per share
Basic	$0.24	$(0.11)	$0.35	$0.40	$(0.09)	$0.49
% change from prior year	(40.0)%		(28.6)%

Diluted	$0.23	$(0.12)	$0.35	$0.40	$(0.09)	$0.49
% change from prior year	(42.5)%		(28.6)%

(1)	Represents a non-GAAP financial measure. See detailed explanation of these and other non-GAAP measures at end of this release.

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Net Sales Bridge
For the Three Months ended September 28, 2013 (unaudited)

The following table illustrates the components of the change in net sales versus the prior year:

First Three Months ended September 28, 2013	Retail	Foodservice/ Other	Total Company
Volume	(0.6)%	0.3%	(0.3)%
Price/Mix	(0.2)	5.4	1.2
Organic sales change	(0.8)	5.7	0.9
Acquisitions	0.1	—	0.1
Total Net Sales Change	(0.7)%	5.7%	1.0%

See detailed explanation of this and other non-GAAP measures in this release.

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Condensed Consolidated Balance Sheet Data
At September 28, 2013 and June 29, 2013 (in millions—unaudited)

	September 28, 2013	June 29, 2013
Assets
Cash and equivalents	$176	$400
Short term investments	193	—
Trade accounts receivable, less allowances	223	219
Inventories	327	313
Current deferred income taxes	73	71
Income tax receivable	4	18
Other current assets	88	85
Total current assets	1,084	1,106
Property, net of accumulated depreciation of $1,205 and $1,185, respectively	809	818
Trademarks and other identifiable intangibles	136	121
Goodwill	371	348
Deferred income taxes	16	20
Other noncurrent assets	23	21
	$2,439	$2,434
Liabilities and Equity
Accounts payable	$304	$295
Accrued liabilities	349	357
Current maturities of long-term debt	111	19
Total current liabilities	764	671
Long-term debt	840	932
Pension obligation	116	119
Other liabilities	228	228
Equity
Hillshire Brands common stockholders’ equity	491	484
	$2,439	$2,434

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Consolidated Statements of Cash Flows
For the Three Months ended September 28, 2013 and September 29, 2012 (in millions—unaudited)

	Three Months ended
	September 28, 2013	September 29, 2012
Operating activities -
Net income	$29	$53
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	33	39
Amortization	4	4
Net gain on business dispositions	—	(9)
Pension contributions, net of income/expense	(2)	(3)
Increase (decrease) in deferred income taxes	(4)	8
Other	7	—
Changes in current assets and liabilities, net of businesses acquired and sold:
Trade accounts receivable	(3)	13
Inventories	(13)	(40)
Other current assets	(2)	10
Accounts payable	1	(55)
Accrued liabilities	(9)	(31)
Accrued taxes	18	16
Net cash from operating activities	59	5
Investing activities—
Purchases of property and equipment	(23)	(35)
Purchases of software and other intangibles	(2)	(1)
Acquisition of businesses	(35)	—
Dispositions of businesses and investments	—	16
Cash from (used in) derivative transactions	(3)	5
Cash used to invest in short-term investments	(193)	—
Sales of assets	—	1
Net cash used in investing activities	(256)	(14)
Financing activities—
Issuances of common stock	2	27
Purchase of common stock	(10)	—
Repayments of other debt and derivatives	(4)	—
Payments of dividends	(15)	—
Net cash from (used in) financing activities	(27)	27
(Decrease) / Increase in cash and equivalents	(224)	18
Cash and equivalents at beginning of year	400	235
Cash and equivalents at end of period	$176	$253
Supplemental cash flow data:
Cash paid for restructuring actions	$21	$27
Cash contributions to pension plans	1	2
Cash paid for income taxes	—	4

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Significant Items
Three Months ended September 28, 2013 and September 29, 2012 (in millions, except per share data—unaudited)

	Quarter Ended September 28, 2013			Quarter Ended September 29, 2012
(In millions except per share data)	Pretax Impact	Net Income (Loss) Attributable to Hillshire Brands(2)	Diluted EPS Impact (1)	Pretax Impact	Net Income (Loss) Attributable to Hillshire Brands(2)	Diluted EPS Impact (1)
Continuing Operations:
Restructuring actions:
Severance/ retention costs	$(3)	$(2)	$(0.02)	$—	$—	$—
Lease & contractual obligation exit costs	—	—	—	(3)	(2)	(0.01)
Consulting/advisory & other costs	(14)	(9)	(0.07)	(8)	(5)	(0.04)
Income from asset dispositions	—	—	—	5	3	0.03
Accelerated depreciation	(5)	(3)	(0.03)	(11)	(7)	(0.06)
Total restructuring actions	(22)	(14)	(0.11)	(17)	(11)	(0.08)
Reimbursed claim proceeds	2	1	0.01	—	—	—
Acquisition advisory & other costs	(1)	(1)	(0.01)	—	—	—
Impact of significant items on income (loss) from continuing operations	(21)	(14)	(0.12)	(17)	(11)	(0.09)
Discontinued operations:
Consulting, advisory & other costs	—	—	—	(1)	—	(0.01)
Gain on the sale of discontinued operations	—	—	—	3	2	0.02
Impact of significant items on income from discontinued operations	—	—	—	2	2	0.01
Impact of significant items on net income (loss) attributable to Hillshire Brands	$(21)	$(14)	$(0.12)	$(15)	$(9)	$(0.08)

Impact of significant items on income from continuing operations before income taxes
Cost of sales	$(3)			$(3)
Selling, general and administrative expenses	(15)			(17)
Exit and business dispositions	(3)			3
Total	$(21)			$(17)
Notes:
(1) EPS amounts are rounded to the nearest $0.01 and may not add to the total.
(2) Taxes computed at applicable statutory rates.

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Explanation of Non-GAAP Financial Measures

Management measures and reports Hillshire Brands’ financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, Hillshire Brands highlights certain items that have significantly impacted the company’s financial results and uses several non-GAAP financial measures to help investors understand the financial impct of these significant items. Other companies may calculate these non-GAAP financial measures differently than Hillshire Brands.

“Significant items” are income or charges (and related tax impact) that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total company for the period in which the item is recognized, are not indicative of the company’s core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to: charges for exit activities; consulting and advisory costs; lease and contractual obligation exit costs; impairment charges; tax charges on deemed repatriated earnings; tax costs and benefits resulting from the disposition of a business; impact of tax law changes; gains on the sale of discontinued operations; changes in tax valuation allowances; and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations. Management highlights significant items to provide greater transparency into the underlying sales or profit trends of Hillshire Brands or the applicable business segment or discontinued operations and to enable more meaningful comparability between financial results from period to period. Additionally, Hillshire Brands believes that investors desire to understand the impact of these factors to better project and assess the longer term trends and future financial performance of the company.

This release contains certain non-GAAP financial measures that exclude from a financial measure computed in accordance with GAAP the impact of the significant items and the impact of dispositions. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Hillshire Brands’ business that, when viewed together with Hillshire Brands’ financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Hillshire Brands’ historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

In addition, investors frequently have requested information from management regarding the impact of significant items. Management believes, based on feedback it has received during earnings calls and discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Hillshire Brands’ historical and projected future financial performance. Management also uses certain of these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses and in planning for and forecasting financial results for future periods. Certain of these measures are also used in determining achievement of compensation under our annual incentive plan. Many of the significant items will recur in future periods; however, the amount and frequency of each significant item varies from period to period.

The following is an explanation of the non-GAAP financial measures presented in this release.

“Adjusted Diluted EPS” excludes from diluted EPS for continuing operations the per share impact of significant items.

“Adjusted Net Income” excludes from net income the impact of significant items related to both continuing and discontinued operations recognized in the fiscal period presented. It does not exclude the impact of businesses that have been exited or divested and does not exclude the impact of businesses acquired after the start of the fiscal period presented. Results for businesses acquired are included from the date of acquisition onward.

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“Adjusted Net Sales” for continuing operations for all segments combined or for an indicated business segment excludes from net sales as reported the impact of businesses that have been exited or divested for all periods presented but does not exclude the impact of businesses acquired after the start of the fiscal period presented. Results for businesses acquired are included from the date of acquisition onward.

“Adjusted Operating Income” for continuing operations excludes from operating income the impact of significant items. It also excludes the results of businesses that have been exited or divested for all periods presented but does not exclude the impact of businesses acquired after the start of the fiscal period presented. Results for businesses acquired are included from the date of acquisition onward.

“Operating Segment Margin” for continuing operations or an indicated business segment equals operating segment income for a business segment divided by adjusted net sales for that business segment.

“Operating Segment Income” for all business segments combined or for an indicated business segment excludes from the applicable operating segment income measure the impact of significant items recognized by that portion of the business during the fiscal period presented and excludes the results of businesses that have been exited or divested for all periods presented but does not exclude the impact of businesses acquired after the start of the fiscal period presented. Results for businesses acquired are included from the date of acquisition onward.

“Adjusted Income from Continuing Operations” excludes from income from continuing operations the impact of significant items related to continuing operations recognized in the fiscal period presented. It does not exclude the impact of businesses that have been exited or divested and does not exclude the impact of businesses acquired after the start of the fiscal period presented. Results for businesses acquired are included from the date of acquisition onward.